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                                  EXHIBIT 21.1


                    SUBSIDIARIES OF AKAMAI TECHNOLOGIES, INC.


AKAMAI Ltd. -- Incorporated in the United Kingdom

AKAMAI GMBH -- Incorporated in Germany

AKAMAI SARL -- Incorporated in France

AKAMAI TECHNOLOGIES NETHERLANDS BV - Incorporated in the Netherlands

KAHUA BV - Incorporated in the Netherlands

AKAMAI SECURITIES TRUST -- Registered in Massachusetts